As filed with the Securities and Exchange Commission on July 8, 2011

Registration No. 333-16715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bucyrus International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	39-0188050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 500 1100 Milwaukee Avenue South Milwaukee, Wisconsin	53172
(Address of Principal Executive Offices)	(Zip Code)

Bucyrus-Erie Company Non-Employee Directors’ Stock Option Plan

(Full title of the plan)

Jody Foster

Paralegal

Caterpillar Inc.

100 NE Adams Street

Peoria, Illinois 61629-7310

(309) 675-4429

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 filed by Bucyrus International, Inc., a Delaware corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that had been registered for issuance under the Bucyrus-Erie Company Non-Employee Directors’ Stock Option Plan on the Company’s Registration Statement on Form S-8 (File No. 333-16715) (the “Registration Statement”) and that remain unsold upon the termination of the offering of shares of Common Stock covered by the Registration Statement.

On July 8, 2011, pursuant to an Agreement and Plan of Merger, dated as of November 14, 2010, by and among Caterpillar Inc., a Delaware corporation (“Parent”), Badger Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Caterpillar (“Sub”), and the Company, Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all of its securities registered but unsold under the Registration Statement as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois, on July 8, 2011.

BUCYRUS INTERNATIONAL, INC.

By:	/s/ Julie A. Lagacy
Julie A. Lagacy
Chief Financial Officer

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